UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

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REPUBLIC FIRST BANCORP, INC.
(Name of Registrant as Specified in Its Charter)

DRIVER MANAGEMENT COMPANY LLC DRIVER OPPORTUNITY PARTNERS I LP J. ABBOTT R. COOPER PETER B. BARTHOLOW PAMELA D. BUNDY RICHARD H. SINKFIELD III
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Driver Management Company LLC, together with the other participants named herein (collectively, “Driver”), has filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2022 annual meeting of shareholders of Republic First Bancorp, Inc., a Pennsylvania corporation (“FRBK” or the “Company”).

On May 18, 2022, J. Abbott R. Cooper, Managing Member of Driver Management Company LLC, was quoted in the following article in Financial Times:

Former Metro Bank boss Vernon Hill fights ousting at US lender

Financial Times

By Imani Moise

May 18, 2022

Board coup follows disputes over spending and contracts for Republic First Bancorp

Vernon Hill, the former chair of UK retail lender Metro Bank, is asking a federal court to block a move by his boardroom adversaries to oust him as chair of a US bank called Republic First Bancorp.

The dispute at the Philadelphia-based bank marks the third time in the brash entrepreneur’s roughly half-century career in financial services that he has faced pressure to leave a lender he once led.

Hill was dismissed in 2007 from Commerce Bancorp in the US after a probe by a federal regulator into his dealings with related parties, including real estate transactions involving him and his relatives.

In 2010, he established Metro Bank, the first high street bank to launch in the UK in more than a century. He departed as Metro’s chair in 2019, months after it revealed a reporting error that forced it to raise new capital and triggered regulatory investigations.

The current battle pits Hill against powerful adversaries — ranging from an associate of hedge fund chief Steven Cohen to George Norcross, a legendary Democratic Party kingmaker in southern New Jersey, just across the Delaware River from Philadelphia.

Hill, 76, became Republic First board chair in 2016 and chief executive in 2021. Hill was ejected as chair on Friday, two days after the death of one of his board allies gave an opposing faction the majority it needed to strip him of the title.

His lawsuit, filed Tuesday in US district court in Philadelphia, alleged that his opponents planned a vote to fire him as chief executive on Wednesday afternoon. He and allied directors asked a federal judge for a restraining order preventing the board from calling any meetings until a court can review whether his replacement as chair was lawfully appointed.

A summary of the legal complaint claimed the opposing board faction wanted to force out Hill “and seize control of the company, so they can sell it at any price”.

Michael Swartz, a lawyer representing the anti-Hill directors, said: “The complaint is rife with outrageous claims, which we look forward to refuting in due course.”

Hill’s board opponents include Andrew Cohen, chief investment officer for Steven Cohen’s hedge fund Point72 and family office Cohen Private Ventures. Andrew Cohen, who once called Hill a retail-banking “visionary,” is named in Hill’s lawsuit.

A group led by Norcross, a large investor in the bank, on Tuesday said it had dropped two lawsuits against Republic First filed in the battle with Hill, saying it supported the new board leadership.

The opposition to Hill argued against spending on new branches and raised concerns over business practices including a retainer to pay Hill’s wife for architecture and interior design work for the bank.

“He’s absolutely in love with a business model that doesn’t work,” said Abbott Cooper, managing partner of Driver Management, another Republic First investor that had been campaigning against Hill’s leadership.

Hill lost his majority on the board when director Ted Flocco died on May 11. His opponents named Harry Madonna, who founded Republic Bank and had served as chair of the parent company until 2016 and chief executive until 2021, as interim chair.

A representative for the bank responded to a request for comment with a copy of Hill’s lawsuit.